Exhibit 99.1

Contact:	Amedisys, Inc.
Director of Investor Relations
Kevin B. LeBlanc
225.292.2031
kleblanc@amedisys.com

AMEDISYS CLOSES TRANSACTION TO ADD SIX HOME HEALTH AGENCIES AND PURCHASES HOME HEALTH AND HOSPICE AGENCIES IN WASHINGTON

BATON ROUGE, Louisiana (October 2, 2008)—Amedisys, Inc. (Nasdaq: “AMED”, “Company”), one of America’s leading home health nursing companies, today announced that it has closed on the previously announced acquisition of six home health agencies located in Pennsylvania, Maryland and Delaware. The acquisition will expand the Company’s coverage to five new counties in Maryland, a Certificate of Need (CON) state, five new counties in Pennsylvania and provide statewide coverage in Delaware. The six agencies had revenue of approximately $23 million for the twelve months ended June 30, 2008, but is not expected to add materially to Amedisys’ earnings in 2008.

The Company also announced that it has completed the acquisition of Okanogan Regional Home Health and Hospice in Omak, Washington. This business had total revenue of approximately $1.7 million for the twelve months ended August 31, 2008, but is not expected to add materially to Amedisys’ earnings in 2008. The acquisition will expand the Company’s coverage in the CON state of Washington by three counties. Terms of the transaction were not disclosed.

“We are pleased with these acquisition opportunities. The new coverage in Delaware and the expanded coverage in Pennsylvania, Maryland and Washington position us well for future de novo growth in these areas. These acquisitions further Amedisys’ strategic vision to be the leading provider of high quality/low cost health care services in America,” stated William F. Borne, Chief Executive Officer of Amedisys, Inc.

Amedisys, Inc. is headquartered in Baton Rouge, Louisiana. Its common stock trades on the Nasdaq Global Select Market under the symbol “AMED”.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Many of the factors that could cause or contribute to such differences are described in the Company’s periodic reports and registrations statements filed with the Securities and Exchange Commission, and include, but are not limited to the following: general economic and business conditions, changes in or failure to comply with existing regulations or the inability to comply with new government regulations on a timely basis, changes in Medicare and other medical reimbursement levels, ability to complete acquisitions announced from time to time, and any financing related thereto, the ability to meet debt service requirements and to comply with covenants in debt agreements, adverse changes in federal and state laws relating to the health care industry, demographic changes, availability and terms of capital, ability to attract and retain qualified personnel, ongoing development and success of new start-ups, ability to successfully integrate newly acquired agencies, changes in estimates and judgments associated with critical accounting policies, business disruption due to natural disasters or acts of terrorism, and various other matters, many of which are beyond management’s control. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Additional information on the Company can be found at:

www.amedisys.com